Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Fourth Quarter and Full Year 2016 Financial Results

SUNNYVALE, Calif. – February 23, 2017 – Financial Engines (NASDAQ: FNGN), America’s largest independent investment advisori, today reported financial results for its fourth quarter and full year ended December 31, 2016.

Financial results for the fourth quarter of 2016 compared to the fourth quarter of 2015:ii

•	Revenue increased 44% to $113.2 million for the fourth quarter of 2016 from $78.7 million for the fourth quarter of 2015.
•	Professional management revenue increased 48% to $104.4 million for the fourth quarter of 2016 from $70.7 million for the fourth quarter of 2015.
•	Net income increased 34% to $9.0 million for the fourth quarter of 2016 from $6.7 million for the fourth quarter of 2015.
•	Diluted earnings per share increased 8% to $0.14 per share for the fourth quarter of 2016 from $0.13 per share for the fourth quarter of 2015.

•	Non-GAAP adjusted EBITDAii increased 46% to $36.2 million for the fourth quarter of 2016 from $24.9 million for the fourth quarter of 2015.
•	Non-GAAP adjusted net incomeii increased 47% to $18.6 million for the fourth quarter of 2016 from $12.6 million for the fourth quarter of 2015.
•	Non-GAAP adjusted earnings per shareii increased 21% to $0.29 for the fourth quarter of 2016 from $0.24 for the fourth quarter of 2015.

Financial results for the full year of 2016 compared to the full year of 2015: ii

•	Revenue increased 36% to $423.9 million for 2016 from $310.7 million for 2015.
•	Professional management revenue increased 39% to $385.9 million for 2016 from $277.2 million for 2015.
•	Net income decreased 10% to $28.6 million for 2016 compared to $31.6 million for 2015.
•	Diluted earnings per share decreased 23% to $0.46 per share for 2016 from $0.60 per share for 2015.

•	Non-GAAP adjusted EBITDAii increased 40% to $134.3 million for 2016 from $95.6 million for 2015.
•	Non-GAAP adjusted net incomeii increased 42% to $70.0 million for 2016 from $49.4 million for 2015.
•	Non-GAAP adjusted earnings per shareii increased 22% to $1.13 for 2016 from $0.93 for 2015.

Key operating metrics as of December 31, 2016:iii

•	Assets under contract (“AUC”) were $1.05 trillion.
•	Assets under management (“AUM”) were $138.0 billion.
•	Clients enrolled in discretionary portfolio management services were over 1,012,000.
•	Asset enrollment rates across all defined contribution employer plans was 12.1%iv.

“I reflect on our 2016 accomplishments with pride and excitement.  During the year, we seamlessly integrated our first acquisition, delivered new services to market, deepened our client relationships, and expanded our provider network while delivering healthy earnings growth,” said Larry Raffone, president and chief executive officer of Financial Engines. “As we enter 2017, there is more work ahead but I believe our fundamentals are strong and the building blocks are in place to help drive our future growth.  We are focused on executing on our long-term plan and optimizing our business to help more people achieve their financial goals.”

[i]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.
iii	Operating metrics include both advised and subadvised relationships.
iv

Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2015 and the Form 10-K to be filed for the year ended December 31, 2016.

Review of Financial Results for the Fourth Quarter of 2016

Revenue increased 44% to $113.2 million for the fourth quarter of 2016 from $78.7 million for the fourth quarter of 2015. The increase in revenue was driven primarily by $30.1 million of revenue for the fourth quarter of 2016 related to acquisitions. Professional management revenue increased 48% to $104.4 million for the fourth quarter of 2016 from $70.7 million for the fourth quarter of 2015, driven primarily by $28.6 million of professional management revenue related to acquisitions.

Costs and expenses increased 44% to $97.4 million for the fourth quarter of 2016 from $67.9 million for the fourth quarter of 2015. This was due primarily to employee-related costs, including wages, cash incentive compensation expense and non-cash stock-based compensation expense due primarily to gaining approximately 340 employees as the result of acquisitions. Advisor center variable incentive cash compensation expense increased, related to ongoing asset management at acquired advisor centers, due primarily to acquisition activity. In addition, fees paid to plan providers for data connectivity increased. Intangibles amortization and facilities expenses increased related primarily to acquisitions, and marketing programs expense increased due primarily to radio and digital advertising.

As a percentage of revenue, cost of revenue was 44% for the fourth quarter of 2016 compared to 43% for the fourth quarter of 2015.

Income from operations was $15.8 million for the fourth quarter of 2016, which included $3.3 million of integration expenses attributable to acquisitions and $2.8 million of additional amortization of intangible assets, compared to $10.9 million for the fourth quarter of 2015. As a percentage of revenue, income from operations remained constant at 14% for the fourth quarters of 2015 and 2016.

Net income was $9.0 million, or $0.14 per diluted share, for the fourth quarter of 2016 compared to net income of $6.7 million, or $0.13 per diluted share, for the fourth quarter of 2015. On a non-GAAP basis, adjusted net incomeii was $18.6 million and adjusted earnings per shareii were $0.29 for the fourth quarter of 2016 compared to adjusted net income of $12.6 million and adjusted earnings per share of $0.24 for the fourth quarter of 2015.

“In 2016, as we combined two companies, Financial Engines continued to perform well across our key operating and financial metrics and maintained our strong balance sheet,” said Ray Sims, chief financial officer of Financial Engines.  “Looking ahead, we are confident in our strategy and ability to deliver an enhanced client experience and achieve solid profitable long term growth.”

Assets Under Contract and Assets Under Management

AUC in defined contribution plans increased 7% year-over-year to $1.05 trillion as of December 31, 2016 from $987 billion as of December 31, 2015, due primarily to market performance, new employers making our services available and contributions, partially offset by cancellations and withdrawals. AUC for plans in which the Income+ service has been made available was $450 billion as of December 31, 2016, which increased 38% from $325 billion as of December 31, 2015.

AUM increased by 22% year-over-year to $138.0 billion as of December 31, 2016, from $113.4 billion as of December 31, 2015. The increase in AUM was driven primarily by new assets from new and existing clients, AUM from the acquisition of The Mutual Fund Store and market performance, partially offset by cancellations and withdrawals.

	Q1'16	Q2'16	Q3'16	Q4'16
	(In billions)
AUM, beginning of period	$113.4	$122.0	$125.3	$134.4
New assets - new clients(1)	3.0	4.6	4.4	5.9
New assets - existing clients(2)	1.9	2.0	2.2	2.1
New assets - acquisitions(3)	9.8	-	-	-
Asset cancellations - voluntary(4)	(2.0)	(1.8)	(1.9)	(2.3)
Asset cancellations - involuntary(5)	(3.3)	(1.4)	(1.8)	(2.1)
Assets withdrawn - existing clients(6)	-	(0.1)	(0.1)	(0.2)
Net new assets	9.4	3.3	2.8	3.4
Market movement and other(7)	(0.8)	-	6.3	0.2
AUM, end of period	$122.0	$125.3	$134.4	$138.0

(1)	New assets from new clients represents the aggregate amount of new AUM, measured at or near the end of the quarter, from new clients who enrolled in our discretionary portfolio management services.
(2)

New assets from existing clients represents the aggregate amount of new AUM within the quarter from existing clients who originally enrolled in our discretionary portfolio management services during a prior period, including employee and employer contributions of $1.9 billion for the current quarter. Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors.

(3)	The value of the AUM acquired on February 1, 2016 from The Mutual Fund Store transaction, as measured on March 31, 2016.
(4)

Voluntary cancellations represent the aggregate amount of assets, measured at or near the start of the quarter, for clients who have voluntarily terminated their discretionary portfolio management service relationship within the period.

(5)

Involuntary cancellations represent the aggregate amount of defined contribution assets, measured at or near the start of the quarter, for clients whose Professional Management service relationship was terminated within the quarter for reasons other than a voluntary termination.

(6)	Assets withdrawn represents the amount of voluntary withdrawals from IRA and taxable accounts by existing clients.
(7)

Market movement and other represents factors affecting AUM including estimated market movement, plan administrative and investment advisory fees, client loans and hardship and other account defined contribution withdrawals, and timing differences for the data feeds for clients enrolled in our Professional Management service throughout the period.

For further information on the AUM data above, please refer to our Form 10-K to be filed for the period ended December 31, 2016.

Aggregate Investment Style Exposure for Portfolios Under Management

As of December 31, 2016, the approximate aggregate investment style exposure of the accounts we managed was as follows:

Domestic Equity	47%
International Equity	25%
Bonds	25%
Cash and uncategorized assets(1)	3%
Total	100%

(1)	Uncategorized assets may include CDs, options, warrants and other vehicles not currently categorized.

Quarterly Dividend

On February 14, 2017, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.07 per share of the Company’s common stock. The cash dividend will be paid on April 5, 2017 to stockholders of record as of the close of business on March 22, 2017.

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing professional management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Based on the closing level of financial markets on February 16, 2017 and under typical market conditions, the Company estimates that its 2017 revenue will be in the range of $480 million and $487 million, GAAP 2017 net income will be in the range of $53 million to $55 million, and 2017 non-GAAP adjusted EBITDA will be in the range of $158 million to $162 million. A reconciliation of our non-GAAP adjusted EBITDA outlook to our GAAP net income outlook is contained in the accompanying financial tables.

The Company is currently estimating the remaining acquisition-related expenses in the first quarter of 2017 to be less than $5 million, excluding non-cash stock-based compensation expense. These expenses will be added back to net income in the calculation of non-GAAP adjusted EBITDA and non-GAAP adjusted net income. The related tax effect adjustment will be calculated using an estimated statutory tax rate of 38.2%.

Please refer to the tables included in this release that reconcile our GAAP net income to non-GAAP adjusted EBITDA, non-GAAP adjusted net income and non-GAAP adjusted earnings per share.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2016 financial results as well as its 2017 outlook on Thursday, February 23, 2017 at 5:00 p.m. ET.  The live webcast and presentation can be accessed from the Company's investor relations website at www.financialengines.com. The conference call can also be accessed live over the phone by dialing (888) 348-6435, or (412) 902-4238 for international callers. A replay will be available beginning approximately one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (844) 512-2921, or (412) 317-6671 for international callers; the conference ID is 10100734. The conference call replay will be available until March 2, 2017.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted earnings per share. Adjusted EBITDA represents net income before net interest expense (income), income tax expense (benefit), depreciation, amortization of intangible assets, including internal use software, amortization and impairment of direct response advertising, amortization of deferred sales commissions, non-cash stock-based compensation expense and expenses related to the closing and integration of acquisitions, if applicable for the period. Adjusted net income represents net income before non-cash stock-based compensation expense, amortization of intangible assets related to assets acquired, including customer relationships, trade names and trademarks, expenses related to the closing and integration of acquisitions and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period, partially offset by the related tax impact of these items. Adjusted earnings per share is defined as adjusted net income divided by the weighted average of dilutive common share equivalents outstanding. Further information regarding the non-GAAP performance measures included in this press release, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, is contained in the financial tables and will be contained in the Company’s Form 10-K to be filed for the year ended December 31, 2016.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide our Board of Directors, management and investors with additional information and greater transparency with respect to our performance and decision-making. We feel these performance measures provide investors and others with a better understanding and ability to evaluate our operating results and future prospects and provides the same performance measurement information as utilized by management. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

Our management uses non-GAAP adjusted EBITDA, adjusted net income and adjusted earnings per share as measures of operating performance, for planning purposes, including the preparation of annual budgets, to allocate resources to enhance the financial performance of our business, to evaluate the effectiveness of our business strategies and in communications with our Board of Directors concerning our financial performance. In addition, management currently uses non-GAAP measures in determining cash incentive compensation.

About Financial Engines

Financial Engines is America’s largest independent investment advisor. We help people achieve greater financial clarity by providing comprehensive financial planning and professional investment management and advice. Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist William F. Sharpe. We currently offer financial help to more than 9 million people across over 700 companies (including 146 of the Fortune 500). Our unique approach, combined with powerful online services, dedicated advisors and personal attention, promotes greater financial wellness and helps more Americans to meet their financial goals.

For more information, visit www.financialengines.com.

©[1998-2017] Financial Engines, Inc. All rights reserved. Financial Engines® is a registered trademark of Financial Engines, Inc. Advisory services provided by our investment advisory subsidiary Financial Engines Advisors L.L.C. Financial Engines does not guarantee results and past performance is no guarantee of future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “help,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding:   our future growth; our focus on executing on our long-term plan and optimizing our business; our strategy and ability to deliver an enhanced client experience and achieve solid profitable long-term growth; Financial Engines’ expected financial performance and outlook, including reconciliation information related thereto and factors which may impact our outlook; and the benefits and anticipated uses of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks related to the acquisition of The Mutual Fund Store, including our ability to  fully realize the anticipated benefits of the transaction in a timely manner or at all, unanticipated costs or complexities related to and integration of The Mutual Fund Store, and the potential impact of  the transaction, or reaction thereto, on our business, operating results and financial condition, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our professional management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, litigation matters, sales of substantial amounts of our common stock, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and any changes thereto, and risks associated with our fiduciary obligations.  More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K to be filed for the year ended December 31, 2016, and in other reports filed by the Company with the SEC from time to time, including the Company’s 10-K filed for the year ended December 31, 2015. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or February 23, 2017 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

###

Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,
	2015	2016
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$305,216	$134,246
Short-term investments	39,936	-
Accounts receivable, net of allowances of $225 and $206 as of December 31, 2015 and 2016, respectively	71,287	103,256
Prepaid expenses	4,486	7,370
Other current assets	3,061	3,468
Total current assets	423,986	248,340
Property and equipment, net	20,385	24,532
Intangible assets, net	7,085	205,751
Goodwill	-	312,020
Long-term deferred tax assets	21,780	40,504
Direct response advertising, net	7,186	5,849
Other assets	2,158	3,140
Total assets	$482,580	$840,136
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,933	$36,780
Accrued compensation	17,101	27,667
Deferred revenue	6,400	4,701
Dividend payable	3,615	4,350
Other current liabilities	1,169	4,343
Total current liabilities	55,218	77,841
Long-term deferred rent	9,485	12,269
Long-term tax liabilities	2,206	2,207
Other liabilities	524	488
Total liabilities	67,433	92,805
Contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value — 10,000 authorized as of December 31, 2015 and 2016; None issued or outstanding as of December 31, 2015 and 2016	—	—
Common stock, $0.0001 par value — 500,000 authorized as of December 31, 2015 and 2016; 52,972 and 63,476 shares issued and 51,695 and 62,199 shares outstanding at December 31, 2015 and 2016, respectively	5	6
Additional paid-in capital	461,139	782,079
Treasury stock, at cost (1,277 shares as of December 31, 2015 and 2016)	(47,637)	(47,637)
Retained Earnings	1,640	12,883
Total stockholders’ equity	415,147	747,331
Total liabilities and stockholders’ equity	$482,580	$840,136

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2016	2015	2016
	(In thousands, except per share data)
Revenue:
Professional management	$70,661	$104,426	$277,162	$385,944
Platform	7,640	7,060	30,766	28,366
Other	423	1,736	2,794	9,627
Total revenue	78,724	113,222	310,722	423,937
Costs and expenses:
Cost of revenue	33,479	49,908	131,011	186,009
Research and development	9,044	10,150	35,581	37,983
Sales and marketing	15,014	22,176	61,262	84,068
General and administrative	9,093	10,899	28,813	46,497
Amortization of intangible assets, including internal use software	1,220	4,271	4,900	15,408
Loss on reacquired franchisee rights	-	-	-	4,092
Total costs and expenses	67,850	97,404	261,567	374,057
Income from operations	10,874	15,818	49,155	49,880
Interest income, net	93	43	356	176
Other expense, net	(13)	(139)	(30)	(784)
Income before income taxes	10,954	15,722	49,481	49,272
Income tax expense	4,215	6,681	17,864	20,712
Net and comprehensive income	$6,739	$9,041	$31,617	$28,560
Dividends declared per share of common stock	$0.07	$0.07	$0.28	$0.28
Net income per share attributable to holders of common stock
Basic	$0.13	$0.15	$0.61	$0.47
Diluted	$0.13	$0.14	$0.60	$0.46
Shares used to compute net income per share attributable to holders of common stock
Basic	51,575	62,024	51,732	60,962
Diluted	52,745	63,437	53,039	62,103

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	2014	2015	2016
	(In thousands)
Cash flows from operating activities:
Net income	$36,952	$31,617	$28,560
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,930	6,092	8,946
Amortization of intangible assets	5,614	4,566	14,964
Stock-based compensation	19,765	26,028	33,689
Amortization of deferred sales commissions	1,525	1,717	1,560
Amortization and impairment of direct response advertising	6,010	5,359	4,702
Amortization of discount on short-term investments	(69)	(359)	(5)
Provision for doubtful accounts	617	938	746
Write off of notes receivable	-	-	290
Deferred tax assets	10,869	(9,196)	(1,116)
Loss (gain) on fixed asset disposal	(17)	14	281
Loss (gain) on sale of short-term investments	-	(9)	18
Excess tax benefit associated with stock-based compensation	(12,659)	(25,058)	(18,435)
Changes in operating assets and liabilities:
Accounts receivable	(2,813)	(6,225)	(15,250)
Prepaid expenses	(492)	(723)	(1,369)
Direct response advertising	(4,450)	(4,338)	(3,388)
Other assets	(3,533)	1,773	(1,455)
Accounts payable	13,653	30,856	18,827
Accrued compensation	(4,034)	6,998	4,369
Deferred revenue	(2,315)	391	(1,768)
Deferred rent	2,202	814	1,130
Other liabilities	-	-	(526)
Net cash provided by operating activities	$71,755	$71,255	$74,770
Cash flows from investing activities:
Purchase of property and equipment	(10,157)	(6,094)	(7,037)
Sale of property and equipment	17	-	-
Capitalization of internal use software	(3,571)	(5,049)	(6,904)
Purchases of short-term investments	(179,789)	(159,555)	-
Maturities of short-term investments	120,000	180,000	-
Sale of short-term investments	-	119,872	39,923
Cash paid for acquisitions, net of cash acquired	-	-	(274,569)
Net cash (used in) provided by investing activities	$(73,500)	$129,174	$(248,587)
Cash flows from financing activities:
Payments on capital lease obligations	(105)	(112)	(106)
Payments related to business combinations	-	-	(2,189)
Excess tax benefit associated with stock-based compensation	12,659	25,058	18,435
Net share settlements for stock-based awards minimum tax withholdings	(2,002)	(3,514)	(3,336)
Repurchase of common stock	(9,182)	(38,455)	-
Proceeds from issuance of common stock	12,761	9,201	6,625
Cash dividend payments	(11,825)	(13,955)	(16,582)
Net cash provided by (used in) financing activities	$2,306	$(21,777)	$2,847
Net increase (decrease) in cash and cash equivalents	561	178,652	(170,970)
Cash and cash equivalents, beginning of year	126,003	126,564	305,216
Cash and cash equivalents, end of year	$126,564	$305,216	$134,246
Supplemental cash flows information:
Income taxes paid, net of refunds	$91	$1,584	$3,336
Interest paid	$12	$13	$13
Non-cash operating, investing and financing activities:
Issuance of common stock related to acquisition	$-	$-	$267,018
Unpaid purchases of property and equipment	$1,118	$574	$173
Purchase of property and equipment with non-cash tenant improvement allowance	$-	$-	$1,952
Purchase of property and equipment under capital lease	$169	$216	$-
Capitalized stock-based compensation for internal use software	$294	$515	$766
Capitalized stock-based compensation for direct response advertising	$119	$97	$79
Dividends declared but not yet paid	$3,113	$3,615	$4,350

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP adjusted EBITDA based on our historical results:

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP adjusted EBITDA	2015	2016	2015	2016
	(In thousands, unaudited)
GAAP net income	$6,739	$9,041	$31,617	$28,560
Interest income, net	(93)	(43)	(356)	(176)
Income tax expense	4,215	6,681	17,864	20,712
Depreciation and amortization	1,608	2,276	6,092	8,946
Amortization of intangible assets (excluding internal use software)	-	2,810	-	10,111
Amortization of internal use software	1,133	1,335	4,566	4,853
Amortization and impairment of direct response advertising	1,227	1,155	5,359	4,702
Amortization of deferred sales commissions	500	316	1,717	1,560
Stock-based compensation	6,832	9,382	26,028	33,689
Acquisition-related expenses(1)	2,700	3,281	2,700	17,239
Loss on reacquired franchisee rights	-	-	-	4,092
Non-GAAP adjusted EBITDA	$24,861	$36,234	$95,587	$134,288

(1)	We expect to incur acquisition-related expenses through the first quarter of 2017.

The table below sets forth a reconciliation of net income to non-GAAP adjusted net income based on our historical results:

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP adjusted net income	2015	2016	2015	2016
	(In thousands, unaudited)
GAAP net income	$6,739	$9,041	$31,617	$28,560
Stock-based compensation expense	6,832	9,382	26,028	33,689
Amortization of intangible assets (excluding internal use software)	-	2,810	-	10,111
Acquisition-related expenses	2,700	3,281	2,700	17,239
Loss on reacquired franchisee rights	-	-	-	4,092
Income tax expense from non-deductible transaction expenses(1)	-	-	-	1,162
Release of valuation allowance	(11)	-	(11)	-
Tax effect of adjustments(2)	(3,641)	(5,911)	(10,974)	(24,880)
Non-GAAP adjusted net income	$12,619	$18,603	$49,360	$69,973

(1)	This amount represents estimated additional income tax expense incurred in the period for non-deductible transaction expenses related to acquisition activity.
(2)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.

The table below sets forth a reconciliation of GAAP diluted earnings per share to non-GAAP adjusted earnings per share based on our historical results:

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP adjusted earnings per share	2015	2016	2015	2016
	(In thousands, except per share data, unaudited)
GAAP diluted earnings per share	$0.13	$0.14	$0.60	$0.46
Stock-based compensation expense	0.13	0.15	0.49	0.54
Amortization of intangible assets (excluding internal use software)	-	0.04	-	0.16
Acquisition-related expenses	0.05	0.05	0.05	0.28
Loss on reacquired franchisee rights	-	-	-	0.07
Income tax expense from non-deductible transaction expenses(1)	-	-	-	0.02
Release of valuation allowance	-	-	-	-
Tax effect of adjustments(2)	(0.07)	(0.09)	(0.21)	(0.40)
Non-GAAP adjusted earnings per share	$0.24	$0.29	$0.93	$1.13

Shares of common stock outstanding	51,575	62,024	51,732	60,962
Dilutive stock options, RSUs and PSUs	1,170	1,413	1,307	1,141
Non-GAAP adjusted common shares outstanding	52,745	63,437	53,039	62,103

(1)	This amount represents estimated additional income tax expense incurred in the period for non-deductible transaction expenses related to acquisition activity.
(2)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.

The table below sets forth a reconciliation of our 2017 outlook for GAAP net income to our 2017 outlook for non-GAAP adjusted EBITDA:

	Outlook for Fiscal 2017 as of February 16, 2017
Non-GAAP adjusted EBITDA outlook	Low	High
	(In millions, unaudited)
GAAP net income outlook	$53	$55
Estimated interest income, net(1)	-	-
Estimated income tax expense(1)	33	35
Estimated depreciation and amortization(1)	10	10
Estimated amortization of intangible assets (excluding internal use software)(1)	11	11
Estimated amortization of internal use software(1)	7	7
Estimated amortization and impairment of direct response advertising(1)	5	5
Estimated amortization of deferred sales commissions(1)	1	1
Estimated stock-based compensation(1)	33	33
Estimated acquisition-related expenses(1)	5	5
Non-GAAP adjusted EBITDA outlook	$158	$162

(1)

The estimated items are provided solely for the purpose of reconciling our 2017 outlook for GAAP net income to our 2017 outlook for non-GAAP adjusted EBITDA and are not intended and should not be construed as part of the Company’s outlook for 2017, which outlook is limited to revenue, net income and non-GAAP adjusted EBITDA. These items are subject to a number of variables which make them inherently difficult to estimate accurately. In addition, actual amounts for such items have historically varied and may continue to vary significantly from period to period. Any variances in these estimates may in turn have a significant impact on our 2017 outlook and future GAAP results.